Exhibit 5.1

[ORACLE LETTERHEAD]

September 24, 2012

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission on or about September 24, 2012, in connection with the registration under the Securities Act of 1933, as amended, of 1,331,151 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which 801,271 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of May 22, 2012 (the “Vitrue Merger Agreement”), by and among OC Acquisition LLC, Vitrue, Inc. (“Vitrue”) and certain other parties thereto and 529,880 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of July 29, 2012 (together with the Vitrue Merger Agreement, the “Merger Agreements”), by and among OC Acquisition LLC, Xsigo Systems, Inc. (“Xsigo”) and certain other parties thereto. Pursuant to the Merger Agreements, the Company assumed outstanding equity awards of Vitrue under the Vitrue, Inc. 2006 Stock Option and Incentive Plan, as amended, and the Vitrue, Inc. 2011 Stock Option and Incentive Plan (together, the “Vitrue Plans”) and outstanding equity awards of Xsigo under the Xsigo Systems, Inc. 2004 Stock Plan (each, together with the Vitrue Plans, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Brian S. Higgins
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary